Exhibit 10.16

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2013 (the “Effective Date”), by and between Encore Capital Group, Inc., a Delaware corporation (“Purchaser”), and JCF III Europe S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 47, avenue John F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 161027 and having a share capital of EUR 8,501,530 (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is party to that certain Subscription Agreement, dated as of April 13, 2013 (as amended by way of an amendment agreement dated May 15, 2013) (the “Subscription Agreement”), by and among Seller, certain affiliates of Seller, Carat Manager Nominee Limited, and certain persons set forth on Schedule 1 and Schedule 2 thereto, pursuant to which Seller agreed to, among other things, incorporate and retain a controlling interest in Cabot Holdings S.À R.L. (“Holdings”) for the purpose of indirectly acquiring the entire issued share capital of Cabot Credit Management Limited (the “Target”);

WHEREAS, pursuant to the Subscription Agreement, Seller subscribed for 6,983,260 A Shares, Bridge PECs with a face value of £45,000,000 and A PECs with a face value of £193,073,176 of Holdings (as each is defined in the Subscription Agreement, and collectively, the “Holdings Securities”) as contemplated therein, which represent a majority of the economic and voting interests in Holdings;

WHEREAS, pursuant to the Subscription Agreement, JCF III Europe Holdings LP subscribed for 100 A Shares of Holdings;

WHEREAS, pursuant to an Acquisition Agreement, dated as of April 13, 2013 (the “Acquisition Agreement”), by and among Calcium Holdings S.à r.l., the Management Sellers (as defined therein), Carat UK Bidco Limited, an indirect wholly owned subsidiary of Holdings (“Bidco”), and certain other individuals party thereto, Bidco agreed to purchase all of the issued share capital of Target (the “Acquisition”);

WHEREAS, the parties to the Subscription Agreement are also party to that certain Investment Agreement, dated as of May 15, 2013, as amended from time to time (the “Investment Agreement”), pursuant to which the parties thereto agreed to regulate the position between the investors in securities of Holdings, Bidco and other affiliated entities, as more fully described therein;

WHEREAS, pursuant to the Acquisition Agreement, on May 15, 2013, Bidco purchased all of the issued and outstanding share capital of Target;

WHEREAS, immediately prior to Closing (as defined below), Seller will be the beneficial and legal owner of 3,498,563 E shares (the “E Shares”), 3,484,597 J shares (the “J

Shares”, and together with the E Shares, the “Company Shares”), E Bridge PECs with a face value of £22,545,000 (the “E Bridge PECs”), J Bridge PECs with a face value of £22,455,000 (the “J Bridge PECs”, and together with the E Bridge PECs, (the “Company Bridge PECs”), E PECs with a face value of £96,729,661 (the “Company E PECs”), and J PECs with a face value of £96,343,515 (the “Company J PECs” and, together with the Company Shares, the Company E PECs and the Company Bridge PECs, the “Total Securities”) of a Luxembourg private limited liability company (société à responsabilité limitée) (the “Company”), that will be formed for the purpose of holding all of Seller’s Holdings Securities (other than the 100 A Shares of Holdings retained by Seller, which will be sold to Purchaser in accordance with the terms herein), which Total Securities will represent all of the issued and outstanding equity and debt interests of the Company;

WHEREAS, yield will accrue on the Company Bridge PECs, the Company E PECs and the Company J PECs and be determined as if such securities had been issued on May 13, 2013;

WHEREAS, the Total Securities will be issued immediately prior to Closing in exchange for the contribution and transfer by the Seller to the Company of 6,983,160 A Shares of Holdings, £45,000,000 Bridge PECs of Holdings (and any accrued interest thereof) and £193,073,176 A PECs of Holdings (and any accrued interest thereof);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 100 A Shares of Holdings (the “Holdings A Shares”);

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the E Shares, the E Bridge PECs and the Company E PECs (collectively, the “Company Securities” and, collectively with the Holdings A Shares, the “Purchased Securities”), which Company Securities will represent 50.1% of all of the issued and outstanding equity and debt securities of the Company;

WHEREAS, Purchaser and Seller have agreed upon the form and substance of an Investors Agreement, by and among Purchaser, Seller and the Company substantially in the form attached hereto as Exhibit A (the “Investors Agreement”); and

WHEREAS, in connection with the transactions contemplated by this Agreement, following the execution of this Agreement, Purchaser and Seller desire to negotiate in good faith and finalize a Shared Services Agreement (the “Shared Services Agreement”) to provide for certain agreed-upon services to Holdings and its subsidiaries by Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1.	Purchase of Securities

1.1 Purchase. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, at the Closing,

all of the Purchased Securities, free and clear of any interest or equity of any person (including any right to acquire, option, warrant, call, contract, demand, commit, convert or exchange, or right of pre-emption, first refusal or conversion, or under which a person is or may become obligated to sell, assign or transfer any equity interest) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above (other than by virtue of the organizational documents of the Company, this Agreement, the Investors Agreement, the Investment Agreement, the Acquisition Agreement or the other agreements and instruments contemplated hereby and thereby) (collectively, “Liens”).

1.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Securities shall be £127,594,669, in respect of the E Bridge PECs, the Company E PECs and the E Shares and £40 in respect of the Holdings A Shares. The E Bridge PECs and the Company E PECs will be purchased at their face value plus accrued interest (accruing from May 13, 2013) and the remainder of the Purchase Price shall be allocated to the E Shares.

1.3 Closing. Upon the terms and subject to the conditions set forth herein, the purchase and sale of the Purchased Securities (the “Closing”) shall occur on the second day other than a Saturday, Sunday or other day on which commercial banks in Luxembourg or the City of London are authorized or required to close (each such day, a “Business Day”) following the satisfaction or waiver of the conditions in Section 2 (other than conditions to be satisfied at the Closing), which, without (i) the prior written consent of Purchaser and (ii) not less than two days prior notice of such consent by Purchaser to Seller, will not be earlier than August 13, 2013, and shall take place remotely via the exchange of documents and signatures, or at such other date, time and place as may be agreed by Seller and Purchaser orally or in writing (which date, time and place are referred to as the “Closing Date”).

1.4 Payment of the Purchase Price. At the Closing, Purchaser shall pay the Purchase Price by wire transfer pursuant to instructions provided by Seller.

1.5 Payment of Funding Cost. At the Closing, Purchaser shall pay an amount to Seller equal to Seller’s cost of carrying amount for bearing the funding cost (the “Funding Cost”) of the Purchase Price between May 15, 2013, the date of the closing of the Acquisition, and the Closing Date, calculated as set forth on Schedule 1.5 hereto, by wire transfer pursuant to instructions provided by Seller.

1.6 Payment of Advisory Fee. At the Closing, Purchaser shall pay an investment advisory fee of £1,950,000 to J.C. Flowers & Co. LLC in consideration for investment advisory services rendered in connection with the transactions contemplated by this Agreement, by wire transfer pursuant to instructions provided by J.C. Flowers & Co. LLC.

1.7 Update of the Company’s and Holdings’ Registers. Upon receipt of the amounts referred to under clauses 1.4 to 1.6 above, Seller shall issue a notice to each of the Company and Holdings (countersigned by Purchaser) requesting that each of the Company and Holdings (i) update its registers of securities in order to record Purchaser as the holder of the Purchased Securities transferred to it on Closing and (ii) file any required notice of transfer with the Luxembourg Trade and Companies Register.

2.	Conditions To Closing.

2.1 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by Seller to the extent permitted by applicable law):

(a) Purchaser shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it hereunder on or prior to the Closing;

(b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as at the date of this Agreement and as of the Closing Date as if made as of such date;

(c) Purchaser shall have executed and delivered to Seller the Investors Agreement;

(d) the Company shall have entered into a Deed of Adherence with respect to the Investment Agreement as set forth on Exhibit B hereto (the “Deed of Adherence”);

(e) Purchaser shall have executed and delivered to Holdings the amended and restated Investment Agreement substantially in the form attached hereto as Exhibit C;

(f) there shall be no order, decree, or ruling by any federal, state, local, municipal, foreign or other government, or person, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative or regulatory power or authority (each a “Governmental Authority”), nor any action, suit, claim or proceeding by or before any Governmental Authority, which shall be pending, or which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or which otherwise questions the validity or legality of any such transactions;

(g) there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement; and

(h) (x) in the event that Cabot Financial (Luxembourg) S.A. (the “Notes Issuer”) has solicited the consents (the “Solicitation”) of holders of its 10.375% Senior Secured Notes due 2019 (the “Notes”) to effect the Closing without the need for a Change of Control Offer (as defined in the indenture governing the Notes dated September 20, 2012 (the “Indenture”)) holders of at least a majority in aggregate principal amount of the Notes outstanding at the time of the Solicitation shall have delivered their consents thereto, and (y) in the event that the Notes Issuer has made a Change of Control Offer (as defined in the Indenture) to holders of Notes, holders of no more than five percent of the then-outstanding aggregate principal amount of Notes shall have elected to have their Notes purchased pursuant to such Change of Control Offer.

2.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may only be waived in writing by Purchaser to the extent permitted by applicable law):

(a) Seller shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it hereunder on or prior to the Closing;

(b) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as at the date of this Agreement and as of the Closing Date as if made as of such date;

(c) Seller shall have executed and delivered to Purchaser the Investors Agreement;

(d) the Company shall have entered into the Deed of Adherence;

(e) the Investment Agreement shall have been amended and restated in substantially the form attached hereto as Exhibit C;

(f) there shall be no order, decree, or ruling by any Governmental Authority, nor any action, suit, claim or proceeding by or before any Governmental Authority, which shall be pending, or which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or which otherwise questions the validity or legality of any such transactions;

(g) there shall be no statute, rules, regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement; and

(h) there shall not have occurred and been continuing a Material Adverse Condition for such a period of time following the date hereof such that the occurrence and continuance of such Material Adverse Condition shall have made it commercially impracticable for Purchaser to have completed a Financing (which commercial impracticability shall be demonstrated by reasonable external evidence provided by Purchaser to Seller that (i) Purchaser shall have used commercially reasonable efforts to complete the Financing; (ii) completion of such Financing was not practicable on commercially reasonable terms; and (iii) the primary reason completion of such Financing was commercially impracticable was the occurrence and continuance of the Material Adverse Condition). As used herein, “Material Adverse Condition” means the occurrence and continuance of one or more of the following events: (i) the Citi/Yield Book High-Yield Market Index, All BB-Rated (as reported in the Citi Fixed Income Indices, High-Yield Market Index Table, under the column entitled Yield to Worst) shall be 6.00% or higher (as obtained from Morgan Stanley, or any other bank or investment bank that subscribes to the Citi Fixed Income Indices), or (ii) the Russell 2000 (INDEXRUSSEL:RUT) index shall be less than 847.75, or (iii) (A) any change, effect, event, development, circumstance, condition or occurrence in the legislative or regulatory environment in which Purchaser and its subsidiaries operate, or (B) the initiation of or material change in any action, demand, lawsuit, audit, notice of violation, proceeding or investigation of any nature against Purchaser or its subsidiaries, or (iv) the suspension or material limitation of trading generally on the NASDAQ Global Market, or (v) a material disruption in commercial banking or securities settlement or clearance services in the United States, or (vi) a declaration of a banking moratorium by the United States authorities; as used herein “Financing” means the raising by Purchaser or any of its subsidiaries of at least $100 million in the aggregate following the date of this Agreement, the proceeds of which are specifically designated to be used to fund the transactions contemplated herein; provided, however, that Purchaser agrees that Purchaser and its subsidiaries shall not launch or complete a financing of any material business or asset acquisition or any material investment prior to the consummation of the Financing, other than (i) the financing of the Seller’s acquisition of Asset Acceptance Capital Corp. or (ii) financings of acquisition transactions or refinancings of existing indebtedness by Propel Acquisition LLC or any of its subsidiaries; notwithstanding anything to the contrary contained herein, the conditions set forth in this subsection (h) shall cease to be in force and shall be of no further effect from and after the date a Financing is completed by Purchaser or its subsidiaries. In the event that a Material Adverse Condition occurs, Purchaser shall promptly notify Seller of such occurrence as soon as reasonably practicable thereafter.

(i) (x) in the event that the Notes Issuer has solicited the consents of holders of its Notes to effect the Closing without the need for a Change of Control Offer (as defined in the Indenture) holders of at least a majority in aggregate principal amount of the Notes outstanding at the time of the Solicitation shall have delivered their consents thereto, and (y) in the event that the Notes Issuer has made a Change of Control Offer (as defined in the Indenture) to holders of Notes, holders of no more than five percent of the then-outstanding aggregate principal amount of Notes shall have elected to have their Notes purchased pursuant to such Change of Control Offer.

3.	Representations and Warranties.

3.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

(a) Authority. Seller has all necessary power or legal capacity to enter into and deliver this Agreement, to carry out Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. Subject to corporate actions required to be taken by the Company in connection with the organization thereof and the issuance of the securities to Seller, all actions, authorizations, and consents required by law for the execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been properly taken or obtained.

(b) Execution and Delivery. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, or result in the creation of or right to create any Lien upon any of the assets of Seller under, (i) any organizational documents of Seller, (ii) any laws to which Seller is subject, (iii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which Seller is subject, or (iv) any material license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which Seller is a party or by which Seller is bound.

(d) Governmental Consents. No approval, order or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required to be obtained by Seller in connection with or as a result of the execution and delivery of this Agreement, or the performance of Seller’s obligations hereunder.

(e) Ownership. Following formation of the Company, immediately prior to the Closing, Seller will own, beneficially and of record, free and clear of any Liens, (i) such number, class, and series of Total Securities as set forth in the recitals hereinabove, and (ii) 100 A Shares of Holdings. As of the date hereof, the Company owns, beneficially and of record, free and clear of any Liens, such number, class, and series of Holdings Securities as set forth in the recitals hereinabove. At the Closing, upon delivery of and payment for the Purchased Securities as provided in this Agreement, the Purchased Securities shall be transferred to Purchaser, and Purchaser shall have good and valid title to the Purchased Securities, free and clear of any Liens (other than Liens created or incurred by Purchaser or its affiliates).

(f) Scope of Business. The Company (i) will be formed solely for the purpose of owning the Holdings Securities and entering into the transactions contemplated hereby, (ii) upon formation, will not own assets of any kind except for the Holdings Securities, and (iii) immediately prior to the consummation of the transactions contemplated hereby, the Company will not have engaged, in any business other than ownership of the Holdings Securities and the activities incidental to its formation and the consummation of the transactions contemplated hereby. Except for liabilities incurred in connection with its formation and the transactions contemplated hereby, the Company will not have incurred, directly or indirectly, any liabilities or entered into any agreements or arrangements with any entity or person.

(g) Capitalization. Immediately prior to Closing, the Total Securities will represent the total issued and outstanding debt and equity interests of the Company and Seller will be the record and beneficial owner of the Total Securities. The number of A Shares, and the face value of the Bridge PECs and A PECs, in each case, of Holdings in issue is 6,983,360, £45,000,000, and £193,073,176, respectively, and the Company is the record and beneficial owner of the Holdings Securities. JCF III Europe Holdings LP owns, beneficially and of record, free and clear of any Liens, 100 A Shares of Holdings. Except as described in this Section 3.1(g), none of JCF III Europe Holdings LP, Seller nor any of their affiliates owns any other equity or debt interests of the Company or any of its subsidiaries.

(h) Litigation. As of the date hereof, (i) there is no claim, legal action, suit, arbitration, investigation or other proceeding pending, or to Seller’s knowledge threatened,

against or relating to Seller’s Total Securities; (ii) neither Seller nor any of the Total Securities are subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority; and (iii) to Seller’s knowledge there is currently no investigation or review by any Governmental Authority with respect to Seller or the Total Securities pending or threatened.

(i) No Brokers. Except for approximately £2,372,500 in fees payable to Canaccord Genuity Hawkpoint and any other fees payable as described in Section 4.3, Seller has not entered into any agreement, arrangement or understanding giving rise to any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee or commission payable by Seller or Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Authority. Purchaser has all necessary power or legal capacity to enter into and deliver this Agreement, to carry out Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby. All actions, authorizations, and consents required by law for the execution, delivery, and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been properly taken or obtained.

(b) Execution and Delivery. This Agreement has been duly executed, and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.

(c) No Conflicts. The execution, delivery, and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, or result in the creation of or right to create any Lien upon any of the assets of Purchaser or any of its subsidiaries under, (i) any laws to which Purchaser or any of its subsidiaries or any of their respective assets are subject, (ii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which Purchaser or any of its subsidiaries or any of their respective assets are subject, or (iii) any material license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which Purchaser is a party or by which Purchaser or any of its subsidiaries or any of their respective assets are bound.

(d) Governmental Consents. No consent, approval, order or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required to be obtained by Purchaser in connection or as a result of the execution and delivery of this Agreement by Purchaser, or the performance of Purchaser’s obligations hereunder.

(e) Available Funds. Subject to there occurring no Material Adverse Condition, Purchaser will have, on the Closing Date, sufficient cash available, or other sources of immediately available funds, to enable Purchaser to consummate the transactions and to satisfy its obligations under this Agreement.

(f) No Brokers. Purchaser has not entered into any agreement, arrangement or understanding giving rise to any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee or commission payable by Seller or Purchaser in connection with this Agreement or any of the transactions contemplated hereby.

(g) Contractual Arrangements. Except as set forth in Schedule 3.2(g), Purchaser is not party to any written agreement, arrangement or contract or otherwise subject to any restriction that would following Closing, (i) prohibit or materially restrict the ability of the Company or any of its subsidiaries (including in each of clause (i) through (iii) Target and its subsidiaries) to conduct business in the European Union or compete with any third party in the European Union, (ii) require (A) the referral by the Company or any of its subsidiaries of any business or (B) the Company or any of its subsidiaries to make available investment or business opportunities or products or services on a priority, equal or exclusive basis, or (iii) affirmatively obligate the Company or any of its subsidiaries in any material respect.

4.	Other Agreements.

4.1 Efforts; Governmental and Regulatory Approvals. Purchaser and Seller hereby agree to use reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all permits, authorizations, consents, orders and approvals of all governmental authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such party’s obligations under this Agreement. Purchaser and Seller shall cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Neither Purchaser nor Seller shall take any action that is reasonably likely to have the effect of materially delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

4.2 Collection Center Agreement. Following the Effective Date, Purchaser and Seller shall negotiate in good faith to enter into a mutually acceptable agreement, as set forth on Schedule 4.2, between Purchaser and Seller (the “Collection Center Agreement”), whereby Purchaser will make available to Target and its subsidiaries, on or after the Closing Date, the facilities and staff of Purchaser’s India collection center to support certain activities of the Target and its subsidiaries, with terms and conditions to be mutually agreed upon by Purchaser and Seller.

4.3 Payment of Expenses Regarding Acquisition of Target.

(a) Prior to the Closing, Purchaser and Seller shall calculate and agree upon all documented out-of-pocket expenses (including advisor costs but excluding payments pursuant to Section 1.5 or 1.6 and any filing fees or other payments to any Governmental Authority (other than United Kingdom stamp duty to the extent incurred) in connection with the transactions contemplated by this Agreement) incurred by Seller and Purchaser, their respective affiliates, in connection with the Acquisition and the transactions contemplated by this Agreement (the “Total Costs”) prior to the date hereof. For the avoidance of doubt, with respect to fees allocated pursuant to the Investment Agreement to the parties thereto, Total Costs shall only include amounts allocable to Investors (as defined in the Investment Agreement) pursuant to Section 14.1 of the Investment Agreement. On the Closing Date, Purchaser or its affiliates shall reimburse the relevant parties on a pro rata basis for an amount equal to (i) 50.1% of the Total Costs less (ii) the amount of the Total Costs previously paid by Purchaser or its affiliates. Following the Closing Date, each of Seller and Purchaser shall be responsible for, and shall promptly following invoice thereof cause to be paid or reimbursed to the relevant parties, (i) in the case of Seller, 49.9% of the Total Costs not accounted for in the Closing Date payment and (ii) in the case of Purchaser, 50.1% of the Total Costs not accounted for in the Closing Date payment.

(b) If the Closing does not occur by the Outside Date (as defined below), then Purchaser or its affiliates shall pay to Seller (or an affiliate of Seller designated by it in writing) an amount equal to fifty-percent (50%) of the reasonable documented out-of-pocket expenses (including advisor costs, but excluding payments pursuant to Section 1.5 or 1.6) incurred by Seller or its affiliates in connection with the Acquisition and the transactions contemplated by this Agreement prior to the Outside Date.

(c) Whether or not the Closing occurs, Purchaser shall be responsible for the payment of any filing fees or other payments to any Governmental Authority (other than United Kingdom stamp duty to the extent incurred) in connection with the transactions contemplated by this Agreement.

4.4 Taxes.

(a) Each of Purchaser and Seller agrees to elect and treat the Company as a partnership for United States federal income tax purposes, shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and shall not take any action inconsistent with such treatment.

(b) To the extent permitted by applicable law, each of Seller and Purchaser agrees to use its best efforts to cause Bidco to timely file an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, in connection with Bidco’s acquisition of the issued share capital of Target.

4.5 Conduct of Business. From the Effective Date until the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated in accordance with Section 6, Seller and its affiliates shall, to the extent possible by exercise of its voting rights, control rights or other similar rights of Holdings and its subsidiaries, (a) ensure that the business of Target is carried on by Target in the ordinary course of business as of the Effective Date in a manner consistent with past practice (the “Cabot Ordinary Course Business”), unless otherwise expressly permitted by this Agreement, or as otherwise expressly approved in writing by Purchaser, such approval not to be unreasonably withheld or delayed, and (b) timely inform Purchaser and, to the extent commercially reasonable and appropriate, involve Purchaser in communications and discussions regarding any substantial deviations from the Cabot Ordinary Course Business.

4.6 Lender Consent. Seller shall use all reasonable efforts, and Purchaser shall cooperate with such efforts (including by providing information reasonably requested by Seller), to seek to cause the Target to receive a letter (or separate letters) signed by those Lenders (as defined in the Acquisition Agreement) whose Commitments (as defined in the Acquisition Agreement) amount to at least 60% of the Total Commitments (as defined in the Acquisition Agreement), giving (and not having withdrawn) their consent to the Change of Control (as defined in the Acquisition Agreement) constituted by the transfer of Purchased Securities pursuant to this Agreement (which consent may be conditional only in respect of the Closing), as soon as possible after the date of this Agreement. Seller and Purchaser shall provide (to the extent within the control or ability of the relevant party to provide) to the Lenders (as defined in the Acquisition Agreement) such information, documentation and other evidence in relation to such party or its affiliates as is reasonably requested by any such Lender in connection with such Lender’s decision making process, where the necessary information has not already been provided to the Lender, in each case promptly upon request by the relevant Lenders.

4.7 Notice to the Noteholders. Seller shall use reasonable efforts to cause the Target to give notice of the transaction contemplated by this Agreement to the holders of the Notes.

5.	General Provisions.

5.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, at the address, fax number or email indicated below such party’s signature line on this Agreement, or such other address, fax number or email address as such party may designate by 10 days’ advance written notice to all other parties to this Agreement.

5.2 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

5.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State, without reference to principles of conflicts of laws.

5.4 Confidentiality. Purchaser and Seller agree that the terms and conditions of this Agreement and any related documentation, as well as any information included in any of

Purchaser’s or Seller’s documentation or materials exchanged by the parties in connection with this Agreement and the identity of Purchaser’s investors or any other financing sources are to be considered strictly confidential and shall be governed by the terms and conditions of the Confidentiality Agreement, dated February 5, 2013, by and between Encore Capital Group, Inc. and J.C. Flowers & Co. UK LLP (the “Confidentiality Agreement”). Notwithstanding the foregoing provisions of this Section 5.4, Seller and Purchaser may make disclosure concerning this Agreement and the transactions contemplated hereby to their respective Affiliates, partners, officers, directors, employees, agents, accountants, attorneys and other parties who have a need to know (which parties shall include a current investor of Seller or its Affiliates).

5.5 Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each party hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action (in contract, tort or otherwise) arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each party hereto acknowledges that it has been informed by the other party hereto that this Section 5.5 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Either party hereto may file an original counterpart or a copy of this Section 5.5 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

5.6 Arbitration.

(a) The parties hereto mutually agree to final and binding arbitration of all disputes, claims or causes of action arising out of or related to this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, shall be referred to and finally resolved by binding arbitration administered by the International Chamber of Commerce (the “ICC”) and conducted pursuant to its Rules of Arbitration (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York and the language to be used in the arbitral proceedings shall be English. Judgment upon the award may be entered by any court having jurisdiction thereof, including any court outside the United States. The parties hereby waive in any legal proceedings concerning or arising out of any such arbitration, including without limitation proceedings to compel arbitration, stay litigation, issue interim measures of protection including attachments, issue an injunction prior to the constitution of the arbitral tribunal, recognize or enforce an arbitral award, or enforce a court judgment issued on an arbitral award (“Ancillary Proceedings”) any defense of lack of personal jurisdiction or forum non conveniens or other similar doctrine. Without limitation, the parties hereby consent to the jurisdiction of the courts sitting in the place of arbitration in connection with any Ancillary Proceedings. The arbitral tribunal shall have the power to grant interim measures in accordance with the ICC Rules. Any party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties. The parties waive irrevocably their right to any form of appeal, review or recourse to any judicial authority, insofar as such waiver may be validly made, with respect to any award of the arbitrator, including interim or partial awards, and including with respect to questions of law. The arbitrator has the authority only to award the equitable relief, damages, costs and fees that would have been available to a party had the dispute(s), claim(s) or cause(s) of action been litigated in court under the applicable law specified in this Agreement. This Agreement, and the decision and award of the arbitrator, may be enforced by a court of competent jurisdiction, and the parties may assert this Agreement as a defense in any proceeding.

(b) In addition, the parties agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto) and (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the parties subject to Section 5.4, and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(c) In the event that either party or any of such party’s affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided, that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as such other party shall designate. Notwithstanding anything herein to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the Disclosing Party’s acts or omissions or the acts or omissions of such party’s affiliates, associates or representatives.

(d) The arbitration requirement does not limit the right of either party to obtain provisional or ancillary remedies, such as injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration or reference hereunder.

(e) To the maximum extent practicable, the ICC, the arbitrator and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the ICC. If more than one agreement for arbitration among the parties potentially applies to a dispute, the arbitration provision most directly related to this Agreement or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this Agreement or any relationship among the parties.

5.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

5.8 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, Purchaser, Seller and each of their respective legal representatives, heirs, legatees, distributees, and permitted assigns, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

5.9 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by Purchaser or Seller without the prior written consent of Seller (in the case of an assignment by Purchaser) or Purchaser (in the case of an assignment by Seller), provided, however, that Purchaser may, prior to Closing, assign all of its rights and obligations hereunder (other than with respect to its obligations under Section 5.16, which shall remain with Encore Capital Group, Inc.) to any direct or indirect wholly owned subsidiary of Purchaser (“Assignee”).

5.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

5.11 No Third-Party Benefits. Except as provided in Section 4.3, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

5.12 Entire Agreement. This Agreement, the Subscription Agreement, the Acquisition Agreement, the Investment Agreement, the Investors Agreement and Shared Services Agreement and the other agreements and instruments referred to herein and therein constitute the entire contractual understanding between the parties and supersedes all proposals, commitments, writings, negotiations, and understandings, or and written, and all other communications between the parties relating to the subject matter hereof.

5.13 Headings. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.14 No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified hereto, and no past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby. This Section 5.14 does not limit any liability of any person under the Confidentiality Agreement.

5.15 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance at or prior to the Closing to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

5.16 Guarantee. Purchaser hereby irrevocably and unconditionally guarantees the full and timely performance by Assignee of each and every obligation of Assignee hereunder. This guarantee is one of performance, not of collection, and shall not be subject to any offset or defense other than those that could be asserted by Assignee itself. This guarantee with respect to the obligations of Assignee shall remain in full force and effect until the consummation of the this Agreement.

6.	Termination.

6.1 Termination Procedure. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the Closing has not occurred on or before August 13, 2013 (the “Outside Date”); provided, however that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 6.1(b) if such party’s breach of this Agreement has prevented the consummation of the Closing; provided, further, if the consummation of the Closing has been prevented as a result of the failure to satisfy the condition set forth in Section 2.2(h), the Outside Date shall be extended automatically to the date that is the number of days after September 2, 2013 equal to the number of Extension Days, but in no event beyond September 30, 2013. As used herein, “Extension Days” means the number of days on which a Material Adverse Condition exists during the 30 day period prior to August 13, 2013;

(c) by Purchaser with written notice to Seller, if the representations and warranties of Seller shall not be true and correct or there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement, in each case, which has prevented the satisfaction of any condition precedent in Section 2.2 at the Closing and such failure, violation or breach has not been waived by Purchaser or cured by Seller within 15 days after written notice thereof from Purchaser; provided, however that Purchaser is not in material breach of its obligations under this Agreement;

(d) by Seller with written notice to Purchaser, if the representations and warranties of Purchaser shall not be true and correct or there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement, in each case, which has prevented the satisfaction of any condition precedent in Section 2.1 at the Closing and such failure, violation or breach has not been waived by Seller or cured by Purchaser within 15 days after written notice thereof from Seller; provided, however that Seller is not in material breach of its obligations under this Agreement; and

(e) by either Purchaser or Seller if there shall be any law that makes consummation of the transactions contemplated hereby illegal or if the consummation of the transactions contemplated hereby would violate any final non-appealable order of any governmental entity have competent jurisdiction.

6.2 Effect of Termination. If this Agreement is terminated as described in this Section 6, this Agreement shall become void and of no further force or effect, except that (i) the provisions of Section 5 and Section 6 shall survive any termination of this Agreement and (ii) if the termination of this Agreement is effected in accordance with Section 6.1(b), the terms of this Agreement and the transactions contemplated hereby shall be subject to renegotiation. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any breach of such party of the terms and provisions of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, this Securities Purchase Agreement has been duly executed and delivered by the parties hereto as of the Effective Date.

SELLER

JCF III EUROPE S.À R.L.

By:	/s/ Jens Hoellermann
	Name:	Jens Hoellermann
	Title:	Manager

	Address:	47, Avenue John F. Kennedy, L-1855 Luxembourg

	Facsimile:	(212) 404 - 6899
Email:

PURCHASER

ENCORE CAPITAL GROUP, INC.

By:	/s/ Paul Grinberg
	Name:	Paul Grinberg
	Title:	Chief Financial Officer

	Address:	3111 Camino Del Rio North
Suite 1300
San Diego, California 92108

	Facsimile:	(858) 309 - 1546
Email: